Exhibit 10.12

ADDENDUM TO EXCLUSIVE LICENSE AGREEMENT

THIS ADDENDUM TO EXCLUSIVE LICENSE AGREEMENT, (this "Addendum”) dated April 24, 2018 by and between World Technology Corporation, f/k/a World Media & Technology Corp., a [Nevada] corporation (the "Licensee"), and Giner, Inc., a Massachusetts corporation (the "Giner") amends that Exclusive License Agreement, dated April 10, 2017, by and between the Licensee and Licensor (the "Original Agreement"). Any capitalized term not defined in this Addendum shall have the meaning ascribed to it in the Original Agreement.

RECITALS

WHEREAS, Licensor intends to enter into an Asset Purchase Agreement (the"Purchase Agreement”) between Licensor and IA Smart Start, LLC ("Smart Start”), pursuant to which Licensor shall sell assets related to its transdermal alcohol sensor business (the closing date of the transactions contemplated herein, the "Effective Date"). The term "Licensor" as used herein and in the Original Agreement shall refer to Giner for all periods prior to Effective Date, and Smart Start for all periods following the Effective Date. Smart Start, by signing below, agrees to assume the rights and obligations as Licensor under the Original Agreement and this Addendum, as of the Effective Date.

WHEREAS, as part of the assets being sold to Smart Start, Licensor intends to transfer and assign the Original Agreement, and Smart Start will become responsible for all of the obligations of Licensor under the Original Agreement.

WHEREAS, Licensee, prior to the assignment of the Original Agreement, wishes to amendthe Original Agreement to add certain additional terms to the Original Agreement, which terms shall become part of the Original Agreement, and shall bind Licensor and any assigns, including Smart Start.

NOWTHEREFORE, the Parties agree as of the Effective Date, as follows:

AGREEMENT

Licensor' s obligations under the Original Agreement is hereby amended to include following:

1.1 Provided that Licensee supplies a beta Helo device with an integrated or inserted TAS that offers BLE or loT connectivity via OpenAPI (or equivalent) to Licensor by at least October 1, 2018, Licensor shall make the Advanced App available in the Helo App Store no later than January 1, 2019, and Licensor shall provide maintenance of the AdvancedApp, as required for it to operate in accordance with its intended function, for at least nine (9) months from the date of its availability in the Helo App Store.

2.       AME.ND MENT OF SECTION 3.4. The ability of Licensee to maintain the exclusivity arrangement in the Original Agreement is hereby amended with the addition of the following

2.1       If Licensee fails to purchase the minimum volume for Year I, Licensee shall pay Licensor the shortfall amount according to the terms set forth in Section 3.4 in order to maintain exclusivity. However, the shortfall amount paid in Year I will be applied against any purchases in the first six (6) months of Year 2 commencing on January 1, 2019. For instance, if only 100K TAS are purchased in Year I and Licensee pays an additional shortfall amount of $100K to maintain exclusivity, the additional shortfall amount of $100K will be applied against TAS unit purchases in the first 6 months of Year 2. If no additional TAS units are purchased in the first six (6) months of Year 2, then the shortfall amount shall be retained by Licensor and shall not be applied against any purchases after July 1, 2019.

2.2       The Licensee' s obligation to "purchase" the minimum volume shall be understood to mean submission of an order or multiple orders for the minimum volume, with delivery dates on or prior December 31 of the applicable calendar year, subject to the requirement of Section

3.1 of this Addendum.

2.3       Except as specifically set forth in this Addendum, the terms and conditions for the yearly minimum volume requirements to maintain exclusivity shall remain as specified in Section 3.4 and Appendix C3 of the Original Agreement.

3.           ADDENDUM TO SECTION 4.6. Section 4.6 of the original Agreement is hereby amended to include the following:

3.1       Any order for Products submitted to Licensor under Section 4.6(a) of the Original Agreement shall include a delivery schedule requiring initial delivery of units no less than six (6) months from the date of such order.

3.2       If, prior to July 1, 2019, Licensee submits an order for Products requesting fewer than 250,000 units in a single order, or submits a series of orders for Products that, in the aggregate, request fewer than 500,000 units, Licensor hereby warrants that such order(s) shall be satisfied within the delivery schedule (subject to Section 3.1 of this Addendum) set forth in the applicable order(s). If Licensor fails to deliver the Products within the stated delivery schedule for any reason other than due to Licensee's actions or inaction, Licensor hereby agrees that Licensee may terminate this Agreement for cause.

4.           CONSENT TO ASSIGNMENT In accordance with Section 15 of the Original Agreement, Licensee hereby agrees and consents to the assignment by Giner of this Addendum and the Original Agreement and all rights and obligations hereunder and thereunder to Smart Start and hereby waives any notice or waiting period with respect to such assignment. Smart Start hereby agrees to assume all of the rights and obligations of Giner under the Original Agreemen,t and as Licensor thereunder and under this Addendum.

S.	MISCELLANEOUS

S.1       This Addendum is subject to the closing of the transactions contemplated by the Purchase Agreement, and shall take effect on and as of the Effective Date. In the event that the Purchase Agreement is terminated or the parties thereto abandon the negotiation thereof, this Addendum shall have no force and effect.

S.2       Except for the changes made by this Addendum, all terms of the Original Agreement remain unchanged.

S.3       This Addendum and the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and in accordance with the laws of the state of Delaware.

S.4       This Amendment may be executed in two or more counterparts, each of which shall be deemed an original and all of which together constitute one instrument

LICENSEE:		LICENSORS

WORLD TECHNOLOGY CORPORATION		GINER, INC.

By:	/s/ Sean McVeigh	By:	/s/ Cortney Mittelsteadt

Name:	Sean McVeigh	Name:	Cortney Mittelsteadt

Title:	CEO	Title:	CEO

1A SMART START LLC

		By:	/s/ Matthew T. Strausz

		Name:	Matthew T. Strausz

		Title:	CEO